KPMG

KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada

Telephone: (604) 691-3000
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Independent Auditors' Consent

The Board of Directors
SUN POWER CORPORATION

We hereby consent to the use of our report dated March 26, 2002 with respect to the consolidated balance sheets of Sun Power Corporation as at December 31, 2001 and 2000, the consolidated statements of operations and deficits for the years ended December 31, 2001 and 2000 and for the period from November 24, 1994 (inception) to December 31, 2002, consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and for the period from November 24, 1994 (inception) to December 31, 2001 appearing in Sun Power Corporation's Annual Report on Form 10-KSB and incorporated herein by reference.

Our report dated March 26, 2002 contains an explanatory paragraph that states that the Corporation has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Vancouver, Canada
May 1, 2002